Exhibit 10.10

                   Deferred Compensation Agreement - Directors

         This Agreement made as of the _______ day of [month/year], by and between The Wilber Corporation, a business corporation organized under the laws of the State of New York (hereinafter referred to as "Wilber") and [name/address] (hereinafter referred to as "Director").

         WHEREAS, Director serves Wilber and/or Wilber National Bank, a banking corporation organized under the laws of the State of New York (the "Bank") as a director; and

         WHEREAS, the Director is paid fees for attendance at meetings of the board directors ("Board Fees") of Wilber and/or the Bank or for attendance at meetings of committees of the board of directors of Wilber and/or the Bank; and

         WHEREAS, Wilber wishes to establish a deferred compensation plan for Director to provide Director with a means of saving and investing for future retirement.

         1. A Deferred Compensation Account ("Account") shall be established for Director on the Wilber's books for the benefit of Director. The account shall be credited in an amount equal to amounts elected to be deferred by Director in accordance with Paragraphs 2 and 3 of this Agreement.

         The amount credited to the Account shall not be held by Wilber in trust, escrow, or similar fiduciary capacity, and neither Director nor any legal representative shall have any right against Wilber with respect to any portion of the account, except as a general unsecured creditor of Wilber.

         2. The account shall be credited monthly commencing [month/day/year] with an amount that Director has notified Wilber in writing not less than ten
(10) days prior to January 1 of such year that he wishes to have deferred.

         For the initial plan year, which shall commence on the effective date of this plan, and end on [month/day/year], Director shall notify Wilber of the amount to be deferred for [year] under this plan on or prior to the effective date hereof. Director's Board and Committee fees to which Director may be entitled shall be reduced at Director's option by the amount deferred. This agreement shall continue from year to year until canceled by either party in writing eighty (80) days prior to the end of the year or until Director's service is terminated by death, retirement or for any other reason.

         3. The amount in the Account shall be deemed to have been invested and reinvested from time to time at the five-year Treasury note rate which shall be set January 1 of each year.

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         The Account  shall be credited  with  interest on the first day of each calendar month and shall have been deemed to be reinvested at interest on that date.

         As of the first date on which all or an installment of deferred compensation becomes payable, and as of each subsequent date on which an installment is payable (hereinafter referred to as "installment payment dates") the Account shall be valued by adding to the dollar amount credited to the Account the interest earned to the distribution date to ascertain the current account balance. The amount of each installment of deferred compensation shall be determined by dividing the aggregate value of the Account by the number of installments remaining to be paid, including the installment then due. As each payment is made the Account shall be charged with the amount of such payment, valued as of the installment payment date. Director shall have the right to designate the manner in which each installment payment is to be charged to the Account by notice to Wilber prior to the installment payment date, but upon Director's failure to do so, Wilber shall have the right to charge the Account, in dollars in the amount equal to the payment.

         4. The total accumulated amount deferred hereunder shall be paid to the Director, or the beneficiary designated by him in the event of his death, in a lump sum within one year or in installments over a period of sixty (60) months (in the percentages and at the times specified in the tabulation annexed hereto) following the date the Director is no longer a member of the Board of Directors of any Affiliate ("Service Termination Date"). For purposes of this Agreement, "Affiliate" shall mean Wilber and the members of the "affiliated group" within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended, of which Wilber is the common parent. The period and amounts of such payments may be changed only in accordance with the provisions of Section 8 hereof.

         In the event no selection is made by Director, payment shall be made in a lump sum.

         Benefits payable to Director shall commence not earlier than the Service Termination Date and not later than ninety (90) days thereafter.

         5. Director shall have the right to designate a beneficiary to receive all or any part of Director's Account which may remain unpaid at Director's death, such amounts to be paid as provided in Paragraph 6. Such designation shall be effected by filing a written notification with Wilber, and may be changed from time to time by similar action. If no such designation is made by Director, any balance in the Account shall be paid to Director's estate as provided in Paragraph 6.

         6. Should Director select a form of payment other than a lump sum pursuant to Paragraph 4, and in the event of Director's death after he has commenced receiving monthly payments pursuant to Paragraph 4, monthly payments in that amount shall continue as long as there is a balance in the Account to the person or persons specified in accordance with Paragraph 5. In the event of Director's death prior to Director commencing to receive payments pursuant to Paragraph 4, the person or persons specified in accordance with Paragraph 6 shall be paid in a lump sum, unless otherwise directed by Director prior to Director's death.

         7. Neither Director nor Director's duly designated beneficiary shall have any right to assign, transfer, pledge, encumber or otherwise convey by Will or inter vivos instrument the right to receive any amounts of compensation which may become due hereunder, and any such attempt at assignment, transfer, pledge encumbrance or other conveyance shall not be recognized by Wilber and will not be binding on Wilber.

         8. Director may change, but only with Wilber's consent, his election of payment terms by executing a new Pay-back Schedule. However, no such change shall be effective during the one-year period beginning on the day Director executes the new Pay-back Schedule. If, during such one-year period, Director becomes entitled to receive a payment or payments under the Plan pursuant to his last effective payment terms election, said last effective payment terms election shall remain in full force and effect and the new election shall be null and void.

         9. Any notice given under this agreement must be given by certified or registered mail to the respective party at the address set forth below, or to such substituted address as may be designated in any notice sent in accordance with this provision.

                            Corporate Secretary
                            The Wilber Corporation
                            245 Main Street
                            Oneonta, New York 13820-0430

         10. This agreement is made pursuant to a Deferred Compensation Plan maintained by Wilber, copies of which have been delivered to Director prior to the execution hereof.

         11. This  Agreement  shall be binding  upon and inure to the benefit of
the  parties  hereto  and  their  respective  heirs,  administrators,   personal
representative, successors and assigns.

         Wilber agrees that should its ownership in any manner be transferred or conveyed, whether by merger, reorganization, purchase of stock or assets, liquidation, dissolution, split-off, spin-off or otherwise, that this Agreement shall survive, and be binding upon its successor, regardless of form.

         12. In the event Director incurs a financial hardship, Wilber, in its sole discretion, may distribute all or part of the amounts credited to Director's account prior to the time such amounts would otherwise be payable under the terms of this Agreement. Such accelerated distribution may only be made in the event of a financial emergency which is beyond Director's control, and only if the disallowance of the accelerated distribution would result in severe financial hardship to Director or Director's immediate family. Such accelerated distribution will be made only in the amount necessary to alleviate the financial emergency.

         13. This Agreement shall be construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        THE WILBER CORPORATION


                                        By:
                                            ---------------------------


                                            ---------------------------
                                                    Director

                               FIRST AMENDMENT TO
                   DEFERRED COMPENSATION AGREEMENT - DIRECTORS


         AGREEMENT TO AMEND THE DEFERRED COMPENSATION AGREEMENT (the "First Amendment") dated as of __________, 1999, between THE WILBER CORPORATION, a business corporation organized under the laws of the State of New York ("Bank") and __[Name of employee]______ of [town], New York ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Wilber and Director previously entered into a Deferred Compensation Agreement, dated the [day] day of [month], [year] (the "Deferred Compensation Agreement"), which, among other items, provides the Director with the opportunity to defer receipt of Board Fees according to the terms of the Deferred Compensation Agreement; and

         WHEREAS,  the enactment of the American Jobs Creation Act of 2004 added section 409A to the Internal Revenue Code of 1986, as amended ("Code Section 409A"); and

         WHEREAS, the Internal Revenue Service recently promulgated proposed regulations implementing Code Section 409A (the "Proposed Regulations"); and

         WHEREAS, the Wilber and the Director desire to modify the Agreement to comply with Code Section 409A and the Proposed Regulations.

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Effective January 1, 2005, the Deferred Compensation Agreement is amended by deleting the first sentence that comprises the entire first paragraph of Paragraph "2" and replacing it with the following two sentences: "The Director may elect to defer Board Fees by completing and executing a Deferred Compensation Election - Form A in the form attached hereto which specifies the amount of the Director's Board and Committee Fees to be deferred and filing it with Wilber not less than ten (10) days prior to the January 1st of the year in which such deferrals shall be made. Deferrals to the Account will be credited monthly".


         2. Effective January 1, 2005, the Deferred Compensation Agreement is amended by deleting the last sentence of the second paragraph of Paragraph "2"and substituting the following in its place:

                  "An election to defer Board and Committee fees hereunder may be modified (including revocation) only as of the first day of a Plan Year. No election, modification or revocation is permissible with respect to Board and Committee fees to which the Director may be entitled paid prior to the execution of Deferred Compensation Election Form. This Agreement shall continue from year to year as modified hereunder until Director's service is terminated by death, retirement or for any other reason."

         3. Effective January 1, 2005, the Deferred Compensation Agreement is amended by replacing Paragraph "4" thereof with the following two paragraphs:

                  "Solely with respect to amounts deferred into a Deferred Compensation Account prior to January 1, 2006, the total accumulated amount deferred hereunder shall be paid to the Director following the date the Director is no longer a member of the Board of Directors of any Affiliate ("Service Termination Date") in the form of either a lump sum on the one hand or in monthly, quarterly or annual installments for a period of up to five (5) years on the other hand. Director shall elect the form and time of distribution of the Account on the Director's Service Termination Date by completing a Deferred Compensation Election Form in the form attached hereto and filing it with Wilber no later than December 31, 2005. Upon filing with Wilber, such "Deferred Compensation Election Form - Form A" shall be incorporated by reference herein. This election of the form and timing of the distribution of the Account may not be changed once made and may not (i) change the form of payments that Director would otherwise receive in 2006 and (ii) may not cause a benefit to be paid to Director in 2006 that otherwise would have been made at a later time.

                  The form or timing of the distribution of amounts deferred after December 31, 2004 may not be modified. All such amounts deferred after December 31, 2004 will be paid in the same form and at the same time as elected by the Director on the Deferred Compensation Election Form."

         4. The following is inserted as the new third sentence of Paragraph "5" of the Deferred Compensation Agreement:

                  "Effective January 1, 2005, such designation (or a change in such designation) shall be made by filing a `Beneficiary Election Form
         - Form B' in the form attached hereto."

         5. The following is inserted as the new fourth sentence of Paragraph "8" of the Deferred Compensation Agreement:

                  "Effective January 1, 2005, such designation (or a change in such designation) shall be made in accordance with the terms of Paragraph 4."

         6. Effective January 1, 2005, the second sentence of Paragraph "12" of the Deferred Compensation Agreement is deleted and replaced with the following two sentences:

                  "Such accelerated distribution will be made only in the amount necessary to alleviate the financial emergency (including any amounts necessary to pay federal, state or local income taxes reasonably anticipated to result from the distribution. For the purposes of this Paragraph 12, `hardship' shall mean a severe financial hardship to Director resulting from an illness or accident of Director, Director's spouse or dependent (as defined in Section 152(a) of the Code), loss of Director's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Director."

         7. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Deferred Compensation Agreement.

         8. All other terms of the Deferred Compensation Agreement remain in full force and effect.
                                    * * * * *


IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

                                       THE WILBER CORPORATION

                                       by:
                                          ------------------------------------
                                                 [Name]
                                                 [Title]


                                        --------------------------------------
                                                 [Name of Director]